Exhibit 99.1

VITAMIN SHOPPE, INC.	NEWS RELEASE
2101 91st Street
North Bergen, NJ 07047
(201) 624-3000 www.vitaminshoppe.com

Vitamin Shoppe, Inc. Announces Second Quarter 2014 Results

•	Board of Directors Authorizes $100 Million Share Repurchase

2Q14 Highlights:

•	Total revenue increased 9.6%

•	Total comparable sales grew 5.1%

•	E-commerce revenues increased 14.9%

•	Fully diluted GAAP Earnings per Share of $0.55, or $0.62 per share excluding acquisition related costs

NORTH BERGEN, N.J., August 5, 2014 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer of nutritional products, today announced preliminary results for the three months ended June 28, 2014. Total net sales in the second quarter increased 9.6% to $306.2 million compared to $279.5 million in the same period of the prior year. Reported fully-diluted earnings per share in second quarter 2014 were $0.55, compared with $0.60 in second quarter 2013. Excluding non-operating items in both periods, adjusted earnings per share was $0.62 in second quarter 2014 and $0.60 in second quarter 2013.

Commenting on the quarter’s results, Tony Truesdale, Chief Executive Officer of the Company stated, “Our products and marketing efforts resonated with consumers and drove traffic to both our stores and website. I am pleased that new customer growth contributed to another quarter of double-digit e-commerce growth for the company. These efforts are being reflected in total comparable sales which were positive for the

35th consecutive quarter. Additionally, during the quarter we took a significant step to drive future growth with the acquisition of Nutri-Force, a contract manufacturer of vitamins, minerals and supplements. Being vertically integrated is strategically important to the Vitamin Shoppe and the acquisition brings many long-term benefits to the company.”

Mr. Truesdale concluded, “Reflecting our solid financial position and sustainable cash generation, the Board recently authorized a $100 million share repurchase program. The buyback enables us to return cash to our shareholders. We still see many exciting opportunities ahead of us and will continue to invest in initiatives to support long-term growth.”

Second Quarter 2014 Results

Sales growth in the quarter was driven by: 1) a 4.0% increase in comparable retail store sales, 2) growth from non-comp stores, 3) a 14.9% increase in e-commerce sales, and 4) manufacturing revenue of $4.2 million. Total comparable sales were 5.1%, including e-commerce sales.

Cost of goods sold, which includes product, warehouse, distribution, manufacturing and store occupancy costs, increased $21.1 million, or 11.6%, to $203.3 million for the three months ended June 28, 2014, compared with $182.2 million for the three months ended June 29, 2013. The quarter included an additional $1.2 million charge from adjusting Nutri-Force inventory to fair value as part of purchase accounting.

Gross profit increased $5.7 million, or 5.8%, to $102.9 million for 2014 second quarter, compared with $97.3 million for second quarter 2013. Gross profit as a percentage of net sales was 33.6% for the quarter ended June 28, 2014, compared to 34.8% in second quarter 2013. The decrease was attributable to; the new distribution center, the impact of the Nutri-Force acquisition, shifts in product category sales mix and higher penetration of e-commerce sales.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense, depreciation and amortization, and other SG&A,

increased $8.1 million, or 12.1%, to $74.7 million for the quarter ended June 28, 2014, compared with $66.7 million for the quarter ended June 29, 2013. SG&A includes approximately $2.2 million of acquisition-related transaction and integration costs. SG&A in second quarter 2013 included transaction and integration related expenses for the Super Supplements acquisition offset by insurance recoveries from Superstorm Sandy. Reported SG&A as a percentage of net sales was 24.4% for second quarter 2014 compared with 23.9% in second quarter 2013. Excluding non-operating items for both periods, SG&A as a percent of revenue was 23.7% in second quarter 2014 and 23.8% in second quarter 2013.

Income from operations in second quarter 2014 of $28.2 million compared to $30.6 million in the same period of the prior year. As a percentage of net sales, income from operations was 9.2% for second quarter 2014 compared with 10.9% for second quarter 2013. Adjusted for non-operating costs of goods sold and SG&A items in both periods, income from operations as a percentage of sales was 10.3% in second quarter 2014 and 11.0% in second quarter 2013.

Net income was $16.9 million for second quarter 2014 compared to $18.3 million in the same period of the prior year. Reported earnings per diluted share were $0.55 in second quarter 2014 compared with $0.60 in second quarter 2013. Second quarter 2014 includes an estimated $0.07 per share of acquisition-related expenses. The second quarter 2013 included an estimated $0.02 per share impact related to the Super Supplements acquisition offset by a $0.02 per share insurance recovery from Superstorm Sandy.

Balance Sheet and Cash Flow

Cash and equivalents at June 28, 2014 were $15.0 million and the company has no debt.

Capital expenditures, excluding acquisitions, were $10.5 million in the quarter. As previously announced, on June 6, 2014 the Company purchased FDC Vitamins, LLC, doing business as Nutri-Force Nutrition, a contract manufacturer of vitamins, minerals and supplements. The purchase price was approximately $81 million, excluding contingent consideration, and was funded with available cash.

Outlook

Management expects the following for 2014:

•	Total comparable sales growth, including e-commerce, of 4% - 5% for the year

•	Approximately 60 new stores

•	Depreciation & amortization of approximately $33 million

•	EBIT margin decline of approximately 100 basis points compared to 2013

•	Capital expenditures of approximately $40 million

Subsequent Event

At the most recent Board of Directors meeting, the Board approved a share repurchase program that enables the company to purchase up to $100 million of its shares of common stock over the next three years. Shares will be repurchased from time-to-time in the open market or in privately negotiated transactions. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

Webcast

Management will host a conference call to discuss the second quarter 2014 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on August 5, 2014 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 1089298. The replay will be available until 11:59 p.m. ET on August 12, 2014. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM , Next StepTM, Betancourt and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 670 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its websites, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw materials, compliance with regulations, certifications and best practices with respect to the development, manufacture, sales and marketing of the company’s products and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Kennedy
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.kennedy@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales	$306,218	$279,483	$614,054	$558,570
Cost of goods sold	203,311	182,226	401,678	359,671

Gross profit	102,907	97,257	212,376	198,899
Selling, general and administrative expenses	74,741	66,673	149,963	133,634

Income from operations	28,166	30,584	62,413	65,265
Interest expense, net	100	106	185	211

Income before provision for income taxes	28,066	30,478	62,228	65,054
Provision for income taxes	11,140	12,216	24,793	25,995

Net income	$16,926	$18,262	$37,435	$39,059

Weighted average common shares outstanding
Basic	30,436,210	29,970,366	30,325,447	29,944,861
Diluted	30,842,733	30,482,586	30,796,499	30,488,751
Net income per common share
Basic	$0.56	$0.61	$1.23	$1.30
Diluted	$0.55	$0.60	$1.22	$1.28

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net sales:
Retail	$269,586	$250,857	$542,054	$499,279
Direct	32,443	28,626	67,811	59,291

Segment net sales	302,029	279,483	609,865	558,570
Manufacturing	5,014	—	5,014	—
Elimination of intercompany revenues	(825)	—	(825)	—

Net sales	$306,218	$279,483	$614,054	$558,570

Income from operations:
Retail	$51,737	$51,054	$108,436	$106,229
Direct	5,760	5,236	12,785	11,112
Corporate and other costs	(29,331)	(25,706)	(58,808)	(52,076)

Income from operations	$28,166	$30,584	$62,413	$65,265

Increase in total comparable net sales	5.1%	3.3%	4.3%	4.4%
Increase in comparable store net sales	4.0%	2.3%	3.2%	3.4%

Gross profit as a percent of net sales	33.6%	34.8%	34.6%	35.6%
Income from operations as a percent of net sales	9.2%	10.9%	10.2%	11.7%

Capital Expenditures	$10,503	$11,994	$19,018	$23,837
Depreciation and Amortization	8,407	6,729	16,447	13,064

Acquisition and integration costs	$2,248	$946	$4,006	$2,991
Insurance recoveries from Superstorm Sandy	$—	$879	$—	$1,079

Store Data:
Stores open at beginning of period	667	621	659	579
Stores opened	12	10	21	23
Stores acquired	—	—	—	31
Stores closed	(1)	(1)	(2)	(3)

Stores open at end of period	678	630	678	630

Total retail square footage at end of period (in thousands)	2,451	2,307	2,451	2,307

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 28, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$15,026	$74,036
Accounts receivable, net of allowance of $864 in 2014	11,497	—
Inventories	188,510	163,921
Prepaid expenses and other current assets	42,031	37,228

Total current assets	257,064	275,185
Property and equipment, net of accumulated depreciation and amortization of $222,873 and $207,928 in 2014 and 2013, respectively	131,134	120,142
Goodwill	241,020	210,633
Other intangibles, net	89,792	71,264
Other assets	2,861	4,840

Total assets	$721,871	$682,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,848	$39,106
Accrued expenses and other current liabilities	62,532	63,738

Total current liabilities	92,380	102,844
Deferred income taxes	15,034	11,588
Deferred rent	38,091	36,032
Other long-term liabilities	702	3,260
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at June 28, 2014 and December 28, 2013	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,938,110 shares issued and 30,884,883 shares outstanding at June 28, 2014, and 30,531,550 shares issued and 30,525,234 shares outstanding at December 28, 2013	309	305
Additional paid-in capital	314,445	302,314
Treasury stock, at cost; 53,227 shares at June 28, 2014 and 6,316 shares at December 28, 2013	(2,510)	(280)
Accumulated other comprehensive loss	(102)	(86)
Retained earnings	263,522	226,087

Total stockholders’ equity	575,664	528,340

Total liabilities and stockholders’ equity	$721,871	$682,064

#####